Exhibit 10.2
July 20, 2011
Mr. Mark Klee Knoy
413 Pine Bend Drive
Wildwood, Missouri 63005
Dear Mark:
We are very pleased to extend to you an offer of employment as President and Chief Executive Officer of American Commercial Lines Inc. (the “Company”). Your start date will be August 8, 2011 (the “Start Date”). Following are the terms and conditions of our offer.
BASE PAY COMPENSATION. Your base annualized salary will be $450,000. It will be paid in accordance with the Company’s regular payroll process and procedures.
SIGN-ON BONUS. You will receive a one-time $100,000 sign-on bonus payable on your first regular pay date. You agree to promptly reimburse the Company for the sign-on bonus if the Company terminates your employment for Cause (as defined below) or you resign without Good Reason (as defined below) within the 12-month period following the State Date. The amount of such reimbursement shall be pro-rated based on the number of days you are employed by the Company during such 12 month period.
INCENTIVE PAY COMPENSATION. You will be eligible to participate in the Company’s Annual Incentive Compensation Plan that provides an “on-target” bonus equal to seventy-five (75%) of your base salary at 100% of corporate plan achievement. Provided that you remain employed by the Company through December 31, 2011, (i) your 2011 bonus will be guaranteed at $338,000, reflecting full-year 100% pay-out, and (ii) you will be entitled to an additional $100,000 one-time incentive payment.
PARTICIPATION PLAN. You will be eligible to participate in the Participation Plan (the “Plan”), subject to the terms and conditions of the Plan, with an allocation of performance units equal to 2.0 percentage points which represents 25% of the management allocation pool.
VACATION. You will be entitled to four (4) weeks of paid vacation per calendar year, which vacation will be taken at the reasonable and mutual convenience of you and the Company.
BENEFITS. You and your qualified dependents will be eligible to participate in the Company’s health and welfare insurance programs that provide medical, dental and vision benefits, subject to the terms and conditions thereof. In addition, the Company provides a 401(k) plan with a matching contribution feature, life and accidental death and dismemberment insurance, short-term disability salary continuance, and long-term disability insurance, subject to a thirty (30) calendar day waiting period. Please note that the retirement, health and welfare benefit programs including carriers, plan features and contributions are subject to change from time to time.
BUSINESS EXPENSES. All reasonable and necessary business travel, lodging, meals and other related business expenses incurred by you in the course of performing your duties shall be reimbursed in accordance with the Company’s expense reimbursement policy.
American Commercial Lines

RELOCATON EXPENSES. As provided by the Company’s Relocation Policy, you will be reimbursed for all actual reasonable IRS tax qualified and non-qualified expenses related to the full service transport of household goods, and temporary living accommodations and commuting expenses from Wildwood, Missouri to the Jeffersonville, Indiana area for a period of up to six (6) months. As provided in the Company’s Relocation Policy, non-qualified IRS relocation expenses, which are subject to tax withholding and reporting, will be grossed-up. Your reimbursements and tax gross-ups under this paragraph shall be limited to $100,000 in the aggregate and any expenses you incur in excess of $100,000 shall be your responsibility. You agree to submit all reimbursement requests to the Company promptly following the date the expense is incurred, but in no event later than February 20, 2012. The company shall reimburse you for your relocation expenses, up to the $100,000 cap, no later than March 15, 2012.
CONDITIONS. This employment offer is contingent upon successful completion of a background investigation, final reference checks, a pre-employment drug screen and your execution of the Company’s standard confidential information and restricted covenant agreement applicable to senior executives (the “Confidentiality Agreement”). You warrant that your employment by the Company does not violate any existing agreement between you and any third party, nor will your employment with the Company constitute a violation of any non-compete, confidentiality or non-disclosure agreement.
SEVERANCE. In the event that your employment is terminated (a) by the Company without Cause, which shall not include termination due to your death or disability, or (b) by you for Good Reason, the Company shall pay to you (i) an amount equal to twelve (12) months of your then current base salary, which amount will be paid to you in periodic installments over the twelve month period following your termination in accordance with the Company’s regular payroll schedule, and (ii) a pro-rated bonus based on the number of days you are employed by the company during the applicable calendar year and the level of achievement of corporate annual incentive plan objectives as of the date of termination, as reasonably determined by the Company pursuant to the Company’s Annual Incentive Compensation Plan, which pro-rated bonus shall be paid to you in a lump sum on the sixtieth day following the date of your termination (collectively, clauses (i) and (ii) shall be referred to herein as the “Severance”). Notwithstanding the foregoing, if you are entitled to Severance in 2011 the amount of your pro-rated bonus will be calculated by multiplying $338,000 by a fraction, the numerator of which is the number of days you are employed by the Company during calendar year 2011 and the denominator of which is 146. You shall not be entitled to any severance pay or benefits under the Company’s Severance Policy. Your right to receive the Severance shall be contingent upon you executing and not revoking a severance agreement and release in the form provided to you by the Company (the “Release”) within the time period provided in such Release, which time period shall not exceed 55 days following your termination of employment.
For purposes of this letter agreement, “Cause” means (i) your failure to substantially perform your duties as an employee, (ii) your conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude, (iii) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or any of its affiliate’s premises or while performing your duties and responsibilities; or (iv) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates. For purposes of this letter agreement, “Good Reason” means, without your written consent (i) a material diminution in your authority, duties or responsibilities, or (ii) a material diminution in your base salary or target bonus; provided, however, that in all cases, prior to your termination for “Good Reason,” you must give the Company written notice whereby you elect to resign for “Good Reason” and describe in reasonable detail the events constituting “Good Reason.” Such notice must be provided to the Company within 90 days of the initial occurrence of such events and the Company must be given 30 days to cure such events.
American Commercial Lines

AT WILL EMPLOYMENT. Subject only to the provisions related to Severance above, your employment is at will, and either you or the Company may terminate the employment relationship at any time with or without cause. We ask that you give us at least two (2) weeks’ notice if you wish to terminate your employment.
ARBITRATION. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Indianapolis, Indiana. Notwithstanding the foregoing, the Company will be entitled to specific performance and injunctive relief in the event of a breach of any of the covenants contained in the Confidentiality Agreement, in addition to any other remedy which may be available at law or in equity.
KEY PERSON INSURANCE. You agree that the Company shall have the right (but not the obligation) to insure your life for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. You agree to reasonably cooperate with the Company in obtaining such insurance by submitting to reasonable physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. You will incur no financial obligation by executing any required document, and shall have no interest in any such policy.
GENERAL. You agree that the provisions of this letter are severable; and, if any portion thereof shall be declared unenforceable, the same shall not affect the enforceability of all other provisions hereof. The Company may assign its rights and obligations under this letter agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). None of your rights or obligations may be assigned or transferred by you other than your rights to payments hereunder, which may be transferred only by will or operation of law. This letter agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Indiana without reference to the principles of conflicts of law of the State of Indiana or any other jurisdiction, and where applicable, the laws of the United States. This letter agreement may not be modified, amended, or terminated except by an instrument in writing, signed by you and a duly authorized officer of the company. The Company shall be entitled to withhold from any amounts payable under this letter agreement any federal, state, local or foreign withholding or other taxes or charges which the company is required to withhold.
SECTION 409A. Notwithstanding anything in this letter agreement to the contrary, any Severance that is designated as payable upon your termination of employment shall be payable only upon your “separation from service” from the Company (a “Separation from Service”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, except as provided below, any such Severance shall not be paid, or, in the case of installments, shall not commence payment, until the date the Release becomes effective (the “Release Effective Date”). Any installment payments that would have been made to you during the period immediately following your Separation from Service but for the preceding sentence shall be paid to you within five (5) days of the Release Effective Date and the remaining payments shall be made as provided in this letter agreement. Any tax gross up payment, within the meaning of Section 409A, provided for in the Company’s Relocation Policy shall be made by the end of the your taxable year next following the your taxable year in which you remit the related taxes, provided that you provide the Company with a reimbursement request reasonably promptly following the date such tax is due. Your right to receive any installment payments under this letter agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. To the extent any deferred compensation is intended to comply with and be subject to Section 409A (as opposed
American Commercial Lines

to any exception thereto), the Company may accelerate any such deferred compensation as long as such acceleration would not result in additional tax or interest pursuant to Section 409A and as long as such acceleration is permitted by Section 409A. The decision as to when to make any payment within any specified time period shall solely be that of the Company.
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I look forward to the contributions you will make to the Company. Enclosed are two copies of this letter. Please sign both copies and return one to me.

Very truly yours,

/s/ Eva M. Kalawski Eva M. Kalawski
Vice President and Secretary
ACCEPTED AND AGREED TO this
22 day of July, 2011

/s/ Mark Klee Knoy Mark Klee Knoy
American Commercial Lines